Exhibit 99.1

Echo Therapeutics, Inc. Announces 2011 Financial Results

Philadelphia, PA – March 16, 2012 – Echo Therapeutics, Inc. (Nasdaq: ECTE), a company developing its needle-free Symphony® tCGM System as a non-invasive, wireless, transdermal continuous glucose monitoring system and its Prelude® SkinPrep System for transdermal drug delivery, today announced financial results for the year ended December 31, 2011.  Echo’s Annual Report on Form 10-K is available through Echo’s website at www.echotx.com.

2011 Corporate Highlights:

•
Echo added key executives to its management team as part of the company’s plan to accelerate the development and commercialization of Symphony and other new products contemplated in its growth strategy.

•	Echo’s common stock began trading on the Nasdaq Capital Market in June, providing more liquidity to its shareholders and increased visibility to the investment community over the short and long-term.
•
Echo successfully completed two clinical trials of Symphony in patients with and without diabetes that showed that Symphony successfully monitors patient glucose levels and has the potential to be an important tool for the tracking and trending of glucose.  To date, Echo has completed eight positive pilot studies of Symphony with a combined average error rate, often referred to as mean absolute relative difference (MARD), of 12.4%.

•
Echo announced multiple patents and trademark grants throughout the year that will provide its products with long-term market protection.  Echo has obtained 12 U.S. patents and 42 foreign patents, and has 39 patent applications pending in the U.S. and foreign countries.

“We made very tangible progress during 2011 and we achieved some very important milestones. We believe the clinical data from the most recent trials further demonstrates Symphony’s significance and potential for the monitoring of glucose levels,” commented Patrick T. Mooney, M.D., Chairman and Chief Executive Officer of Echo Therapeutics.  “Additionally, we raised significant capital through a series of private financings and warrant exercises that brought our year-end cash position to nearly $9 million.  With a strengthened and simplified balance sheet, and an experienced management team, Echo is focused on the continued, accelerated pace of product development finalization and clinical validation necessary for regulatory clearance of the Symphony tCGM System in both Europe and the U.S.”

Fiscal Year 2011 Financial Results

For fiscal year 2011, the Company was principally involved with the product development and clinical studies of its Symphony tCGM System. Echo reported approximately $447,000 in total revenues during 2011 compared to $428,000 during 2010.  Operating expenses for 2011 of $8.7 million increased by approximately $3.4 million compared to 2010 reflecting our increased investment in product development and corporate structure.  The net loss for 2011 was $16.7 million, or ($0.49) per share, compared to a net loss of $4.3 million, or ($0.15) per share for 2010.  The Company reported a cash balance of approximately $9.0 million as of December 31, 2011.

2012 Development Outlook

“We believe that the significant accomplishments and progress made in 2011 has set the stage for an exciting and productive 2012.  Building on the positive momentum of the previous two Symphony studies, we anticipate positive results from our current critical care study in the near term,” Dr. Mooney concluded. “This year we are focused on completing several key milestones that we believe will clear the path toward commercialization of Symphony and will significantly increase shareholder value.”

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's and its partners’ ongoing studies, including the safety and efficacy of Echo's Symphony tCGM and Prelude SkinPrep Systems, the failure of future development and preliminary marketing efforts related to Echo's Symphony tCGM and Prelude SkinPrep Systems, Echo’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners’ ability to develop, market and sell diagnostic and transdermal drug delivery products based on its skin permeation platform technologies, including the Symphony tCGM and Prelude SkinPrep Systems, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony tCGM and Prelude SkinPrep Systems. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:
Christine H. Olimpio
Director, Investor Relations and Corporate Communications
(215) 717-4104

Connect With Us:
- Visit our website at www.echotx.com
- Follow us on Twitter at www.twitter.com/echotx
- Join us on Facebook at www.facebook.com/echotx

Echo Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$8,995,571	$1,342,044
Other current assets	567,940	621,693
Total current assets	9,563,511	1,963,737
Net property and equipment (including assets under capitalized leases)	317,731	48,034
Other Assets:
Intangible assets, net of accumulated amortization	9,625,000	9,625,000
Restricted cash, deposits and other assets	20,565	275,499
Total other assets	9,645,565	9,900,499
Total assets	$19,526,807	$11,912,270

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$365,298	$605,634
Deferred revenue	123,708	405,454
Derivative warrant liability	1,035,337	1,544,996
Accrued expenses and other liabilities	968,120	565,546
Total current liabilities	2,492,463	3,121,630
Deferred revenue, notes payable and capital lease obligation, net of current portion	65,755	88,356
Total liabilities	2,558,218	3,209,986
Commitments
Stockholders' Equity:
Perpetual redeemable preferred stock, Series B	-	2
Convertible preferred stock, Series C & D	30,160	49
Common stock	385,442	311,264
Additional paid-in capital	98,116,327	79,646,385
Common stock subscribed for but not paid for or issued	6,667	285,000
Accumulated deficit	(81,570,007)	(71,540,416)
Total stockholders' equity	16,968,589	8,702,284
Total liabilities and stockholders' equity	$19,526,807	$11,912,270

Condensed Consolidated Statements of Operations
	Years Ended December 31,
	2011	2010
Licensing revenue	$302,059	$225,868
Other revenue	145,152	202,592
Total revenues	447,211	428,460

Operating Expenses:
Research and development	3,796,127	2,578,852
Selling, general and administrative	4,905,757	2,760,062
Total operating expenses	8,701,884	5,338,914
Loss from operations	(8,254,673)	(4,910,454)

Other Income (Expense):
Interest income (expense), net	(9,118)	(36,030)
Gain (loss) on extinguishment of debt/payables	(1,514)	183,863
Gain (loss) on disposal of assets	(1,348)	-
Qualified therapeutic research grant	-	244,480
Derivative warrant liability gain (loss)	(1,762,938)	371,345
Other income (expense), net	(1,774,918)	763,658
Net loss	(10,029,591)	(4,146,796)
Accretion of dividends on Series B Convertible Perpetual Redeemable Preferred Stock	(157,733)	(131,659)
Deemed dividend on beneficial conversion feature of Series D Convertible Preferred Stock	(1,975,211)	-
Deemed dividend on warrant repricings	(4,559,761)	-
Net loss applicable to common shareholders	$(16,722,296)	$(4,278,455)
Net loss per common share, basic and diluted	$(0.49)	$(0.15)
Basic and diluted weighted average common shares outstanding	34,174,895	29,031,158

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